EXHIBIT 99.1

[PROSOFTTRAINING LOGO]	Contact:	Investor Relations ProsoftTraining 602-794-4101 investors@prosofttraining.com

ProsoftTraining Receives Nasdaq Extension

Phoenix, Arizona – January 14, 2004 - ProsoftTraining (Nasdaq: POSO) today announced that a Nasdaq Listing Qualifications Panel determined that the Company is entitled to an extended period within which to remedy its bid price deficiency, through not later than May 23, 2004. The Panel based its decision upon the Securities and Exchange Commission’s recent approval of certain modifications to Nasdaq’s Marketplace Rule 4310(C)(8)(D), and upon Prosoft’s continued compliance with all requirements for initial listing other than bid price.

In its communication to the Company, Nasdaq stated that the Panel determined “to continue the listing of the Company’s securities on The Nasdaq SmallCap Market. If at any time prior to May 23, 2004, the Company’s bid price closes at or above $1.00 per share for a minimum of 10 consecutive days, [Nasdaq] staff will provide written notification that the Company complies with the bid price requirement. However, if the bid price deficiency is not remedied by May 23, 2004, and the Company has not sought, or has sought but not obtained, shareholder approval for the implementation of a reverse stock split, [Nasdaq] staff will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal [Nasdaq] staff’s determination to a Nasdaq Listing Qualifications Panel.”

The Panel previously granted the Company an exception to the bid price requirement through January 30, 2004, to allow for further developments in the Securities and Exchange Commission rule-making process.

This press release contains forward-looking information relating to the Company’s continued listing on the Nasdaq SmallCap Market. Investors should consider this fact along with other risk factors identified in the Company’s filings with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K.